Exhibit 3.5

FORM NO. 7a	Registration No. 29761
BERMUDA
CERTIFICATE OF DEPOSIT OF
MEMORANDUM OF INCREASE OF SHARE CAPITAL
THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of
Foster Wheeler Ltd.
was delivered to the Registrar of Companies on the 1st day of February, 2008 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

Given under my hand and Seal of the REGISTRAR OF COMPANIES this 7th day of February, 2008

/s/ Rochae Robinson for Registrar of Companies

Capital prior to increase:	US$1,489,054.4785

Amount of increase:	US$1,480,021.1500

Present Capital:	US$2,969,075.6285